JOINT EXPLORATION AGREEMENT

This Agreement dated March 30, 2007, and having an effective date of March 30, 2007, is made by and between MorMeg, LLC, a Kansas limited liability company, referred to herein as “MorMeg,” and EnerJex Resources, Inc., a Nevada corporation, referred to herein as ”EnerJex.” MorMeg and EnerJex are jointly referred to herein as “the parties”. It is the desire of the parties to enter into this Joint Exploration Agreement (JEA) to define the terms of a joint exploration effort in Woodson and Greenwood Counties, Kansas, and this (JEA) shall govern the joint exploration project. To this end, the parties agree to the following recitals:

A. RECITALS

1.

The Parties acknowledge, and affirm the “LETTER AGREEMENT” (agreement) by and between them dated September 26th, 2006, and the “AMENDMENT NO.1 TO LETTER AGREEMENT” (amendment) dated December 15th, 2006. All the terms and conditions of the agreement and amendment are hereby incorporated into this JEA for all purposes. In the event of a conflict between this JEA and the agreement and/or its amendment, the JEA shall supersede and prevail for all purposes.

2.

MorMeg owns and operates producing oil and gas leases with remaining primary and secondary oil reserves, described in Exhibit “A” (leases) attached hereto, which are located in the Black Oaks leasehold block as shown on the plat map comprising part of Exhibit A. Whenever reference is made herein to a lease or leases referred to herein it shall mean those leases in the Black Oaks leasehold block. MorMeg has performed certain evaluations to estimate the remaining oil and gas potential of the leases. MorMeg desires to enter into a Joint Exploration Agreement (JEA) for the purpose of offering working interest in, and to, the leases in exchange for investment funds to further develop and produce the remaining oil and gas reserves on the leases. The parties agree that the MorMeg owned leases referred to herein are described in Exhibit “A” and are valued at Two Million United States Dollars ($2,000,000.00 US) on the day this JEA is signed by the parties.

3.

EnerJex has enlisted the services of certain experts to independently evaluate and quantify the remaining oil and gas reserves within the leases. As a result of their independent evaluation, EnerJex believes that substantial commercial oil and gas reserves remain to be produced on the leases. This is the basis upon which Enerjex desires to inter into this JEA, and subsequent agreements, to define, and control a joint exploration arrangement with MorMeg to fully develop the leases.

4.

The parties agree that EnerJex has duly notified MorMeg of its intention to exercise its exclusive option to participate in a joint development project by securing financing for the minimum required funding for joint exploration participation in the MorMeg owned leases, as required in the agreement. The activities and estimated cost of the participation are described in Exhibit “B” attached hereto. The parties further intend that the working interest owners of the leases, namely MorMeg and Midwest Energy, Inc. (“Midwest”), a wholly-owned subsidiary of EnerJex and which will receive assignments of the leases as hereinafter provided, shall enter into a mutually agreeable “Operating Agreement” (O/A) to govern the day to day operational costs and procedures of the project activities as described in Exhibit “B” attached hereto. The parties also intend that such working interest owners shall enter into an “Accounting Agreement” (COPAS) to establish the accounting procedures, joint interest billing, and revenue distribution for the joint exploration project. The COPAS is attached as Exhibit “C” to the O/A and shall be executed by execution of the O/A. EnerJex shall cause Midwest to execute the O/A and comply with the terms of this Agreement insofar as they pertain to its ownership and the development and operation of the leases.

5.

The parties agree that MorMeg will contribute working interest in and to the producing leases, as well as all its knowledge, proprietary and intellectual property concerning the leases, in the effort to develop the remaining oil and gas reserves through primary and secondary means.

6.

EnerJex agrees to contribute the exploration and development funding necessary to fully develop the remaining oil and gas reserves in exchange for assignments of working interest in and to the leases described in Exhibit “A,” and working interest revenue from the production of oil and gas from the leases described in Exhibit “A” in the manner and amounts prescribed herein.

B. DESCRIPTION OF LEASES

The parties hereby describe, and identify in Exhibit “A,” the leases and the legal description of the land covered by the leases referred to above which are in the Black Oaks Leasehold Block shown on the plat map included in Exhibit “A.” The leases may also be referred to as “Black Oaks.” Exhibit “A” also lists the royalty and overriding royalty burdens on production from the leases and the net revenue interests of the working interests of the leases owned by MorMeg.

C. ELECTION TO EXERCISE OPTION

EnerJex hereby exercises its exclusive option granted in the agreement effective at the signing of this JEA, and states it has secured a loan to provide the minimum funding of $4,000,000.00 US, as stated in the agreement to commence the activities described in Exhibit “B”, and to participate in the development and ownership of the leases. It is understood by the parties that financing may be obtained in incremental amounts beyond the minimum required stated above, and not as one amount representing the entire investment required to complete the activities in Exhibit “B”. The parties agree that obtaining funds beyond the initial minimum amount stated above, may depend on satisfactory increases in oil production as a result of the previous expenditures to warrant further investment financing

D. AGREEMENT

Prior to commencement of activities described in Exhibit B of this JEA, EnerJex will pay to MorMeg a one time premium payment of Two Hundred Thousand United States Dollars ($200,000.00 US) as inducement for item #3 below. In addition to the cash payment stated above, MorMeg confirms receipt of 320,000 shares of EnerJex Common stock, as consideration of the amendment.

1.

The parties will establish a separate operating account into which shall be paid the minimum funding of $4,000,000.00 when received by EnerJex from its lender and other revenue from production from the leases or generated by the activities. The parties will select a commercially available oil and gas accounting software program to provide a format for the project’s accounting and reporting. The project’s financial accounting will be undertaken jointly under the terms of the COPAS agreement attached as Exhibit “C” to the O/A signed by the working interest owners as provided above. In the event of a conflict between the COPAS or O/A and this JEA, this JEA shall supersede and control.

2.

MorMeg will perform the field operations as the exclusive operator for the project’s activities under the O/A. MorMeg will perform the activities as operator at its costs incurred in operations plus twenty percent (20%) of costs. In the case of drilling, MorMeg will use eleven dollars ($11.00) per foot as the cost figure to which twenty percent will be added. All other invoices will be submitted for payment to the operating account at MorMeg’s costs including any discounts or premiums available to MorMeg from purchases in connection with the leases plus twenty percent (20%). The statements of MorMeg for reimbursement of costs for which MorMeg is entitled to the 20% increase as provided herein and under the COPAS attached to the O/A shall include the amounts of such 20% increase, which shall be separately itemized. All disbursements or withdrawals from the operating account shall require the joint execution or signatures of both MorMeg and Midwest.

3.

The current oil production, which is owned by MorMeg, is estimated to be thirty (30) barrels of oil per day. Contemporaneous with signing this JEA, EnerJex shall receive from MorMeg assignments to Midwest in recordable form of 95% of the working interest in and to the leases described in Exhibit A and like interests in all personal property and equipment located thereon and used in the development or operation of the leases and of the rights incident or appurtenant to the leases. Said assignments shall be made subject to EnerJex depositing into the operating account the minimum Four Million

Dollar funding, as stated above in “C.” The five percent working interest retained by MorMeg in the assignments shall be a carried interest as to all costs and expenses of development and operation. MorMeg shall warrant that the leases are valid and subsisting leases, that it has good and sufficient title to the working interests assigned free and clear of any mortgages or other liens, and that the working interests assigned entitle the owner thereof to 95% of the net revenue interests of MorMeg shown on Exhibit “A” attached hereto. The assignments shall be effective as to production and costs and expenses of operation from the date of delivery of the assignment, but shall not include any oil then in the tanks on the leases, which shall be gauged on that date.

4.

MorMeg will retain five percent (5.0%) carried working interest in and to the leases. At pay-out of the project’s total expenses from revenue, MorMeg’s five percent (5.0%) carried interest shall convert to, and become a thirty percent (30.0%) working interest in and to the leases. The term “pay-out” as used herein is defined as that point in time when total cumulative revenue from the project equals all the project’s development expenditures including, but not limited to, royalties, overriding royalties, gross production or severance taxes, drilling, completion, and production operating expenses, and costs associated with funding, including loan and interest costs incurred by EnerJex in the financing of the funding provided by it. Funding costs include the pro rata share of EnerJex common stock allocated as part of the Black Oaks financing, and valued at $.50 per share. The cost of financing associated with the common stock shall not exceed 5.5 million shares or $2,750,000.00 in USD value.

5.

After EnerJex has contributed the minimum investment stated above, EnerJex will, within a reasonable length of time, secure and contribute additional funding so as not to cause more than thirty (30) days delay of project activities due to lack of funding to complete the project. In the event EnerJex is successful in obtaining the minimum first amount of project funding, but is not able to obtain additional funding, or all funding, to complete all the activities described in Exhibit “B”, MorMeg may cancel and declare the JEA of no force and effect from the point of cancellation forward. In the event of cancellation of the JEA by MorMeg, the following procedure and formula will be used to distribute the ownership and pay the debts of the project.

A.

The project revenues from whatever source will be used to repay all debt associated with the project, including without limitation any loan or debt incurred by EnerJex to obtain funding for the Black Oaks Project.

B.

When the project debt is paid, the working interest of the individual leases within the Black Oaks block will be assigned to Midwest in the undivided interest that the total EnerJex investment bears to the total of that investment plus the pre-project commencement value stated in paragraph 2 of the Recitals, with the remaining undivided interest (which shall not be a carried interest) being assigned to MorMeg. The parties agree to reassign working interest if necessary to redistribute the working interest according to the above formula.

6.

It is agreed that all the joint exploration activities and resources will be dedicated to the Black Oaks project until the completion of all activities in Exhibit “B.” EnerJex shall be granted an eighteen (18) month option to participate in the “Nickel Town” prospect as described in the “Letter Agreement” and its exhibits dated September 26th, 2006. Should EnerJex elect to participate in the Nickel Town prospect, it will have the option of negotiating new operating and other governing agreements with MorMeg. Said 18 month option period shall commence on the date the minimum funding is deposited in the joint operating account.

E. DATA SHARING

1.

The parties agree that, upon availability, each will supply the other with all information relating to the activities herein described. Said information shall include, but not be limited to, well logs, daily drilling reports, engineering and reservoir studies, governmental and legal filings, production and sales revenue accounting, and any other information pertinent to the activities herein described, or to the parties interests herein.

2.

In the event one of the parties wants to sell its interest in the leases, the selling party shall give the other the right of refusal to buy its interest on the same terms and conditions as offered by the bona fide third party offeror. If the right to purchase preferentially is not exercised within thirty (30) days after the date notice of the terms of the purchase offer is given, then the selling party shall have the right to sell and assign such interest to such offeror on the terms stated in the notice.

F. TAXES

1.

This JEA is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. If, for federal income tax purposes, this JEA, and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, and any amendments thereto, as permitted and authorized by Section 761 of the Code and regulations promulgated thereunder. Each party states and represents that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

2.

To the extent permitted by law, all deductions and credits, including, but not limited to, intangible drilling and development costs, depreciation, rental expenses, and investments qualifying for the investment credit where applicable, shall be allocated to the party who has been charged with the expenditure giving rise to the deductions and credits; and to the extent permitted by law, such parties shall be entitled to the deductions and credits in computing taxable income or tax liabilities to the exclusion of any other party.

G. FUTURE DOCUMENTS

The parties acknowledge that additional documents between them and or a third party may be required in the future to fully comply, or complete the activities described in this JEA. The parties agree to sign said documents in an expedient manner, so as not to create delays in fulfillment of terms or activities of this JEA, or delays in transferring rights, or remedies of this JEA.

H. RELATIONSHIP OF PARTIES

Except as authorized and in furtherance of the specific objectives of this agreement, neither party shall be deemed or construed to be a partner or agent of the other party. Other than the payments specifically provided for herein, neither party is authorized by virtue of this agreement, to bind the other party to any debt or obligation to any third party, nor to incur any debt or obligation that would be enforceable as a joint or mutual debt or obligation of the other party.

I. OTHER PROVISIONS

1.

In the event of disagreement between the parties in the interpretation of the terms of this JEA, the parties, by their signature below, agree to professional binding Arbitration of the disagreement in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Said arbitration to take place in Kansas City, Missouri, USA before a single arbitrator. The prevailing party of the arbitration shall be entitled to reimbursement of all their fees, and expenses associated and attributable to the arbitration, including attorney fees.

2.

This JEA represents the entire agreement and understanding between the parties, with respect to the transaction contemplated herein, and this agreement supersedes all prior agreements, arrangements, and understandings related to the subject matter hereof. No representations, warrantees, recitals, covenants, or statements of intention have been made by, or on behalf of, any party hereto which is not embodied in the JEA, or in connection with the transactions contemplated hereby, and no party hereto shall be bound by, or liable for, any alleged representation, warranty, recital, covenant, or statement of intention not so set forth.

J. INTENT

In signing, and executing this JEA, it is the intent of the parties hereto to enter into this JEA for the intentions set forth in the recitals above and this JEA should be construed broadly to accomplish this purpose and intent. Any omission of any issue, or any language implying any limitation of the scope of this JEA is inadvertent and should be construed so as to give full effect to the parties stated intent.

K. CONFIDENTIALITY

The terms of this JEA are confidential and shall not be discussed, disclosed or announced, except as required by law. Each party agrees not to disclose any confidential information of the other party to any person, or to use such confidential information except in furtherance of this JEA. The use of any confidential information will be restricted to the personnel, employees, agents or servants of the other party who must have access to such confidential information to perform their services. Any documentation of materials incorporating confidential information of a party shall be promptly returned to that party upon the termination of this JEA.

L. WARRANTY OF CAPACITY

Each individual executing this JEA individually, or on behalf of other persons, or entities, specifically acknowledges, represents, and warrants that he or she is specifically authorized to enter into this JEA, individually, or on behalf of the persons or entities, for whom he or she purports to have authority.

M. WRITTEN MODIFICATION REQUIRED

Any modification or waiver of any provision of this JEA, or any consent of any departure from the terms of this JEA shall not be binding unless the same is in writing and signed by all the parties hereto.

N. COUNTERPARTS

This JEA may be executed in any number of identical separate counterparts, each of which for all purposes is deemed to be an original, but all of which shall collectively constitute one JEA.

AUTHORIZED SIGNATURES

In witness whereof, the parties have signed this Joint Exploration Agreement, effective as of the effective date first written above.

MorMeg, LLC	EnerJex Resources, Inc.

by:/s/	by: /s/

Title: ___________________________	Title: _________________________